As filed with the Securities and Exchange Commission on June 30, 2000

                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               ------------------

                            IMPAX LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                              65-0403311
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

                              30831 Huntwood Avenue
                               Hayward, CA 945444
                                 (510) 471-3600
    (Address, including zip code, and telephone number, including area code, of principal executive offices)

                                BARRY R. EDWARDS
                           Co-Chief Executive Officer
                            IMPAX LABORATORIES, INC.
                               3735 Castor Avenue
                             Philadelphia, PA 19124
                                  215-289-2220
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                SOL GENAUER, ESQ.
                        Blank Rome Comisky & McCauley LLP
                                One Logan Square
                           Philadelphia, PA 19103-6998
                                 (215) 569-5500

                               ------------------

     Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

================================================================================

                         Calculation of Registration Fee

======================================================================================================================
                                                    Proposed maximum         Proposed maximum
      Title of shares              Amount          offering price per       aggregate offering         Amount of
     to be registered         To be registered            unit                   price             Registration fee
----------------------------------------------------------------------------------------------------------------------
    Common Stock, $.01
par value per share. . . .       14,703,979            $6.25 (1)              $91,899,868.75           $24,261.57
======================================================================================================================

(1) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices per share of Common Stock on the NASDAQ Small Cap market on June 28, 2000. Of the shares of Common Stock being registered 11,341,657 shares are issuable upon conversion of an aggregate of 170,000 shares of Series 1-B Convertible Preferred Stock, 3,000,000 shares issuable upon conversion of 150,000 shares of Series 2 Convertible Preferred Stock of the Registrant, and 362,322 shares are issuable upon exercise of warrants to purchase Common Stock.

                               ------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                            IMPAX LABORATORIES, INC.

                                14,703,979 Shares

                                  Common Stock

         These 14,703,979 shares of our common stock are being offered for sale by the selling stockholders named on page 12 of this prospectus. We will not receive any part of the proceeds from these sales.

         Our common stock trades on the Nasdaq SmallCap Market under the symbol "IPXL." On June 29, 2000, the closing sale price of our common stock was $6.125 per share.

         Our principal executive officers are located at Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California, 94544 and our telephone number is (510) 471-3600.

                               ------------------

     You are urged to carefully read the "Risk Factors" section beginning on page 1 of this Prospectus, which describes specific risks and certain other information associated with an investment in our company that should be considered before you make your investment decision.

                               ------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.



                  The date of this Prospectus is June 30, 2000

                                TABLE OF CONTENTS


                                                                      Page
Risk Factors ...........................................................1

Where You Can Find More Information ....................................10

Use of Proceeds ........................................................11

Selling Stockholders ...................................................11

Plan of Distribution ...................................................13

Legal Matters ..........................................................14

Experts ................................................................15

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information included in this prospectus, in deciding whether to invest in our common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this "Risk Factors" section, and elsewhere in this prospectus.

If we are unable to obtain additional financing, our limited supply of funds may require us to modify our business operations and plans by spending less money on research and development programs, developing fewer products and filing fewer drug applications with the Food and Drug Administration ("FDA").

     As of March 31, 2000, we had approximately $20 million of unrestricted funds. We estimate that these funds will be sufficient for the next nine months of operations at our planned expenditure levels. The exact amount and timing of future capital requirements will depend upon many factors, including continued progress with our research and development programs, expansion of such programs and, ultimately, the approval and launch of our products. We may not be successful in obtaining additional capital in amounts sufficient to fund our operations. Additional financing also may not be available to us on terms favorable to us or our stockholders, or at all. In the event that adequate funds are not available, our business operations and plans may need to be modified. This could result in less money being spent on research and development programs, fewer products being developed and at a slower pace, and fewer drug applications being filed with the FDA.

Our limited capital may make it difficult for us to repay our outstanding indebtedness.

     We may not be able to maintain adequate capital at any given time or from time to time in the future. As of March 31, 2000, we had outstanding approximately $3,950,000 of indebtedness, bearing interest at rates ranging from 2% to 9.5% annually. Of this indebtedness, $2,030,000 is owed to General Electric Credit Corporation under our revolving credit facility. The facility expires in July 2001. Additionally, as of March 31, 2000, we had a stockholders' accumulated deficit of approximately $24,622,000.

Our stockholders may sustain dilution in ownership or be adversely affected by strategic alliance or licensing arrangements we make with other companies.

     We need to raise additional capital in the future to fund our planned expansion. To the extent we raise additional capital by issuing equity securities, ownership dilution to our stockholders will result. To the extent we raise additional funds through strategic alliance and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on terms that are not favorable to us, either of which could reduce our value.

The time necessary to develop generic drugs may adversely affect when and the rate at which we receive a return on our capital.

     We begin our development activities for a new generic drug product several years in advance of the patent expiration date of the brand name drug equivalent. The development process, including drug formulation, testing and FDA approval generally takes three or more years. This process requires that we expend considerable capital to activities that do not yield an immediate or near-term return. Also, because of the significant time necessary to develop a product, the actual market for a product at the time it is available for sale may be significantly less than the originally projected market for the product. Our return on investment to develop the product will then be adversely affected.

We may fail to realize the anticipated benefits of our recently completed merger which combined Impax Pharmaceuticals, Inc. with Global Pharmaceuticals, Inc. to create Impax Laboratories, Inc.

     We believe that an important benefit from the merger is our ability to utilize the strongest elements of the management, strategy, and operations of each of the two companies which combined. It is possible that we may not be able to successfully integrate their operations without encountering difficulties or losing key personnel, and the benefits that we expect from this merger may not be realized. The combined results of operations and financial condition of the combined company may be inferior to those which may have been achieved by each company independently.

We have experienced and continue to experience operating losses, and the highly regulated nature of our business makes our future profitability uncertain.

     We do not know whether or when our business will ever be profitable. We have generated minimal revenues to date and have experienced operating losses since our inception. As of March 31, 2000, our accumulated deficit was $24,622,000 and we had outstanding indebtedness in an aggregate principal amount of $3,950,000. To remain operational, we must:

     o    Properly receive, warehouse and store raw materials and supplies;

     o Maintain work in progress in compliance with regulatory requirements and properly store finished goods;

     o Properly manufacture various formulations, dosages and configurations of a potentially broad product line;

     o Meet strict security requirements for virtually every activity undertaken at the plant;

     o Maintain appropriate laboratory, quality control and quality assurance practices and procedures; and

     o Comply with the many complex governmental regulations that deal with virtually every aspect of our proposed business activities.

     Operating our business successfully also will depend, in part, on a variety of factors outside of our control, including:

     o    Changes in raw material supplies and suppliers;

     o    Changes in governmental programs and requirements;

     o    Changes in physician or consumer preferences; and

     o    Changes in FDA and similar regulatory requirements.

Our revenues and profitability have fluctuated and could fluctuate significantly in the future, which may have a material adverse effect on our results of operations and stock price.

     Our revenues and profitability may vary significantly from fiscal quarter to fiscal quarter as well as in comparison to the corresponding fiscal quarter of the preceding year. Variations of those types may result from, among other factors:

     o    The timing of FDA reapprovals we receive;

     o    The timing of process validation for particular generic drug products;

     o The timing of any significant initial shipments of newly approved drugs; and

     o Competition from other generic drug manufacturers that receive FDA approvals for competing products.

     We cannot predict whether our business will be seasonal in nature. Products that we manufacture and distribute pertaining to seasonal ailments such as allergies or colds may experience seasonal patterns in sales and profitability. The potential seasonality of our business may have a material adverse effect on our results of operations and stock price.

Restrictive FDA regulations govern the manufacturing and distribution of our products.

     The FDA also regulates the development, manufacture, distribution, labeling and promotion of prescription drugs, requires that certain records be kept and reports be made, mandates registration of drug manufacturers and listing of their products and has the authority to inspect manufacturing facilities for compliance with Current Good Manufacturing Practices or cGMP, standards. Our business and financial results could be materially harmed by any failure to comply with licensing and other requirements.

     Other requirements exist for controlled drugs, such as narcotics, which are regulated by the U.S. Drug Enforcement Administration or DEA. Further, the FDA has the authority to withdraw approvals of previously approved drugs for cause, to request recalls of products, to bar companies and individuals from future drug application submissions and, through action in court, to seize products, institute criminal prosecution or close manufacturing plants in response to violations. The DEA has similar authority and may also pursue monetary penalties. Our business and financial results could be materially harmed by these requirements or FDA or DEA actions.

The FDA may not approve our future products, in which case our ability to generate product revenues will be adversely affected.

     The testing, manufacturing and marketing of our products generally are subject to extensive regulation and approvals by numerous government authorities in the United States and other countries. We may not receive FDA approvals for additional products on a timely basis, or at all. Any delay in our obtaining or any failure to obtain these approvals would adversely affect our ability to generate product revenue. Also, the process of seeking FDA approvals can be costly, time consuming, and subject to unanticipated and significant delays.

We are subject to an outstanding court order governing manufacture of our products which may adversely affect our product introduction plans and results of operations.

     On May 25, 1993, the United States District Court for the Eastern District of Pennsylvania issued an order against Richlyn Laboratories, Inc. that, among other things, permanently enjoined Richlyn from selling any drug manufactured, processed, packed or labeled at its Philadelphia facility unless it met certain stipulated conditions. When we acquired the facilities and drug applications of Richlyn, we became subject to the conditions in that court order. The order requires, in part, that FDA find that products manufactured, processed and packed at the former Richlyn facility conform with FDA regulations concerning current Good Manufacturing Practices before the products can be marketed.

     Although we were informed in January 1998 that product by product inspection and prior authorization was no longer required in order for us to manufacture and sell products, we cannot give any assurance that the FDA will not reverse or reconsider its position and again require product by product inspection and prior authorization. Requiring such inspection and authorization would subject us to a higher level of scrutiny then is standard for the generic pharmaceutical manufacturing industry. Any reversal or reconsideration by FDA will delay product introduction plans.

     The order against Richlyn also requires that we hire and retrain a person, subject to FDA approval, who is qualified to inspect our drug manufacturing facilities to determine that our methods, facilities and controls are operated and administered in compliance with current Good Manufacturing Practices. This person must examine all drug products manufactured, processed, packed and held at our facility and certify in writing to the FDA our compliance with related current good manufacturing practices. We have contracted with a local consultant to conduct this compliance review. In addition to the cost and expense of this examination, we may not be able to maintain compliance with current good manufacturing practices, which would severely restrict our operations.

We depend on our patents and trade secrets and our future success is dependent on our ability to protect these secrets and not infringe on the rights of others.

     We believe that patent and trade secret protection is important to our business and that our future success will depend in part on our ability to obtain patents, maintain trade secret protection and operate without infringing on the rights of others. We have been issued a number of U.S. patents and have filed additional U.S. and various foreign patent applications relating to our drug delivery technologies. We expect to apply for additional U.S. and foreign patents in the future. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. We cannot assure you that:

     o our patents or any future patents will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of our patents;

     o    any of our future processes or products will be patentable;

     o any pending or additional patents will be issued in any or all appropriate jurisdictions;

     o our processes or products will not infringe upon the patents of third parties; or

     o we will have the resources to defend against charges of patent infringement by third parties or to protect our own patent rights against infringement by third parties.

     Our business and financial results could be materially harmed if we fail to avoid infringement of the patent or proprietary rights of others or to protect our patent rights.

We may have exposure to patent infringement litigation as a result of our product development efforts, which could adversely affect our product introduction efforts and be costly.

     The patent position of pharmaceutical firms involves many complex legal and technical issues and has recently been the subject of much litigation. There is no clear policy establishing the breadth of claims allowed or the degree of protection afforded under these patents. During the past several years, there is an increasing tendency for the innovator of the original patented product to bring patent litigation against a generic drug company. This litigation is often initiated as an attempt to delay the entry of the generic drug product and reduce its market penetration.

     As of March 31, 2000, we have submitted five filings for new generic drug applications with the FDA, and expect to submit additional applications. Consequently, it is possible that we could become subject to patent infringement claims or litigation as a result of our product development. If a patent infringement claim is asserted, we may incur substantial legal fees in defending ourself. Any such claim or litigation will likely defer the FDA approval and marketing of the product and could result in a complete barrier to that product's entry into the market. As of March 31, 2000, we have purchased $5 million of patent infringement liability insurance coverage under the Hatch-Waxman Act provisions relating to Paragraph IV Certification. There can be no assurance that the insurance coverage will be sufficient to cover any liability resulting from alleged or proven patent infringement.

Pharmaceutical drug makers face an inherent risk of product liability litigation and any claims brought against us could have a material adverse effect upon us.

     The design, development and manufacture of our products involve an inherent risk of product liability claims and associated adverse publicity. Insurance coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. Any claims brought against us, whether fully covered by insurance or not, could have a material adverse effect upon us.

We may face liability resulting from a patent infringement lawsuit against us by AstraZeneca PLC.

     AstraZeneca PLC has recently announced a patent infringement lawsuit against us as a result of an Abbreviated New Drug Application ("ANDA") that we filed with the FDA for a generic version of Prilosec (Omeprazole Delayed-release Capsules). In the ANDA, we are not challenging the basic Omeprazole patent that expires in 2001; rather we have asserted that our specific formulation does not infringe other patents listed by AstraZeneca PLC in connection with Prilosec. There can be no assurance that we will be successful in our defense of the patent infringement claim. If AstraZeneca PLC is successful in its lawsuit, any resulting liability could have a material adverse effect on us.

We have exposure under DES-related product liability claims, which could have a material adverse effect upon our financial condition.

     When we acquired the business of Richlyn, we also assumed its liabilities in connection with Diethyl Stilbestrol, commonly known as DES, which was manufactured by Richlyn and many other drug manufacturers during the late 1950's and early 1960's. DES was prescribed to pregnant women during that period and has been alleged to cause birth defects, in particular an increased risk of uterine cancer and sterility of female children whose mothers took the drug during their pregnancy. There have been numerous claims brought against drug manufacturers relating to DES and, since 1987, Richlyn's insurers have paid approximately $136,000 on their behalf and our behalf to settle approximately 143 DES-related suits. No other legal actions have been brought or, to our knowledge, threatened against Richlyn or us in connection with DES-related claims. We do not expect to be held liable for DES-related claims other than claims based on products manufactured by Richlyn. Claims settlements to date have been based on market share and we believe Richlyn's share of the DES market during the relevant periods was substantially less than 1%.

Our compliance with environmental laws may necessitate uncertain expenditures in the future, the capital for which may not be available to us.

     We cannot accurately predict the outcome or timing of future expenditures that we may be required to pay in order to comply with comprehensive federal, state and local environmental laws and regulations. We must comply with environmental laws which govern, among other things, all emissions, waste water discharge and solid and hazardous waste disposal, and the remediation of contamination associated with generation, handling and disposal activities. We are subject periodically to environmental compliance reviews by various regulatory offices. Environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and face larger capital expenditures in order to comply with environmental laws. Our limited capital makes it uncertain whether we will be able to pay for these larger than expected capital expenditures. Also, future developments, administrative actions or liabilities relating to environmental matters may have a material adverse effect on our financial condition or results of operations.

The high level of competition we face in the generic drug industry from competitors who often have greater resources than us could adversely affect our profitability.

     The generic drug industry is highly competitive. Our competitors are both generic drug manufacturers and brand name drug companies. Many of our competitors have greater financial and other resources than us, and can spend significantly more than we can in research, marketing and product development. Relatively large research and development expenditures enable a company to support many FDA applications simultaneously. This improves the likelihood that these greater resourced companies will be among the first to obtain approval of at least some generic drugs. In addition, the generic drug industry is currently undergoing a consolidation which may exacerbate this situation.

Generic drug makers are most profitable when they are the first producer of a generic drug, and we do not know if we will be the first maker of any generic drug product.

     The first generic drug manufacturers receiving FDA approval for generic equivalents of related brand name products have historically captured significant market share enabling it to extract greater profits from the branded product than later arriving manufacturers. The development of a new generic drug product, including its formulation, testing and FDA approval, generally takes approximately three or more years. Consequently, we may select drugs for development several years in advance of their anticipated entry to market, and cannot know what the market or level of competition will be for that particular product when we begin selling the product. Our profitability, if any, will depend, in part on:

     o    Our ability to develop and rapidly introduce new products:

     o    The timing of FDA approvals of our products; and

     o    The number and timing of FDA approvals for competing products.

     In addition, by introducing generic versions of their own branded products prior to the expiration of the patents for those drugs, brand name drug companies have attempted to prevent generic drug manufacturers from producing certain products. Brand name companies have also attempted to prevent competing generic drug products from being treated as equivalent to their brand name products. We expect efforts of this type to continue.

We are dependent on a small number of products to generate revenues to fund our business and operations.

     Our long-term success is dependent, among other factors, on our ability to offer and sell a broad line of products. We intend to introduce products on a selected basis. Consequently, we will be dependent, particularly in the near-term, upon a relatively small number of products to generate revenues. As a result, if we misjudge the market for or are delayed in the production of a particular product, our business can be materially adversely affected.

We are dependent on a small number of suppliers for our raw materials, and any delay or unavailability of raw materials can materially adversely affect our ability to produce products.

     The FDA requires specification of raw material suppliers in applications for approval of drug products. If raw materials were unavailable from a specified supplier, FDA approval of a new supplier could delay the manufacture of the drug involved. In addition, some materials used in our products are currently available from only one or a limited number of suppliers. Further, a significant portion of our raw materials may be available only from foreign sources. Foreign sources can be subject to the special risks of doing business abroad, including:

     o Greater possibility for disruption due to transportation or communication problems;

     o    The relative instability of foreign governments and economies;

     o Interim price volatility based on labor unrest or materials or equipment shortages; and

     o Uncertainty regarding recourse to a dependable legal system for the enforcement of contracts and other rights.

     The delay or unavailability of raw materials can materially adversely affect our ability to produce products. This can materially adversely affect our business and operations.

If certain holders of our equity exercise their rights to acquire shares of common stock, it may lower the future value of the common stock.

     At March 31, 2000, there were a total of 220,000 shares outstanding of our Series 1 Preferred Stock and 150,000 shares of our Series 2 Preferred Stock. At March 31, 2000, these shares were convertible, at any time at the option of their holders, into an aggregate of 16,841,657 shares of our common stock. The shares of preferred stock also have anti-dilution protections if we were to issue stock for a price below stated levels, which could make them convertible into additional shares of common stock.

     At March 31, 2000, there were outstanding warrants and options to purchase an aggregate of 6,193,658 shares of our common stock at exercise prices ranging from $0.75 to $13.175 per share of common stock. In addition, under our arrangement with Merck KGaA, a German company, Global issued warrants which are exercisable for 40,000 shares of common stock for each aggregate $1 million in gross profit, if any, earned by us under an agreement with a subsidiary of Merck KGaA (up to a total of 700,000 shares of common stock). The exercise price for these warrants and options may be at prices below the then trading market price for our common stock. Consequently, any exercise of these options or warrants could dilute the future value of our common stock.

We have and may in the future issue additional preferred stock which could adversely affect the rights of holders of our common stock.

     Our Board of Directors has the authority to issue up to 2,000,000 shares of our preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders (except that the rights, preferences and privileges may not be more favorable to the stockholder than the Series 1 Preferred Stock and Series 2 Preferred Stock, without the approval of holders of the Series 1 Preferred Stock and Series 2 Preferred Stock). We presently have outstanding 50,000 shares of Series 1-A Preferred Stock, 170,000 shares of Series 1-B Preferred Stock, and 150,000 shares of Series 2 Preferred Stock. Preferred stockholders could adversely affect the rights of holders of common stock by:

     o Exercising voting, redemption and conversion rights to the detriment of the holders of common stock;

     o Receiving preferences over the holders of common stock regarding assets or surplus funds in the event of our dissolution or liquidation;

     o    Delaying, deferring or preventing a change in control of our company;

     o Discouraging bids for our common stock at a premium over the market price of the common stock; and

     o    Otherwise adversely affecting the market price of the common stock.

In this regard, you should also review the "Control of our company is concentrated among a limited number of stockholders, who can exercise significant influence over all matters requiring stockholder approval" risk factor later in this Section.

Control of our company is concentrated among a limited number of stockholders, who can exercise significant influence over all matters requiring stockholder approval.

     As of March 31, 2000, our present directors, executive officers and their respective affiliates and related entities beneficially owned approximately 53% of our common stock and common stock equivalents. These stockholders can exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also potentially delay or prevent a change in control of our company. In this regard, you should also review the "Rights of certain holders of our equity to acquire shares of common stock may dilute the future value of the common stock" and "We have and may in the future issue additional preferred stock which could adversely affect the rights of holders of our common stock" risk factors in other parts of this Section, and the "Selling Stockholders" Section later in this Prospectus. In addition, holders of approximately 64% of our outstanding voting stock have entered into an agreement committing them to vote their shares of stock until December 14, 2002 for the election as directors of the individuals designated each year by the former boards of Global Pharmaceuticals, Inc. ("Global") and Impax Pharmaceuticals, Inc. ("Impax") prior to our merger.

We depend on key officers and qualified scientific and technical employees and our limited resources may make it more difficult to attract and retain these personnel.

     As a small company with, as of March 31, 2000, only approximately 128 employees, the success of our present and future operations will depend to a great extent on the collective experience, abilities and continued service of certain of our executive officers. If we lose the services of any of these executive officers, it could have a material adverse effect on us. Because of the specialized scientific nature of our business, we are also highly dependent upon our ability to continue to attract and retain qualified scientific and technical personnel. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to our product development programs. Our small size and limited resources may make it more difficult for us to attract and retain our executive officers and qualified scientific and technical personnel.

We have limited manufacturing capacity and need to acquire or build additional capacity for products in our pipeline. Our manufacturing facilities must comply with stringent FDA and other regulatory requirements.

     We have an approximately 113,000 square foot commercial manufacturing facility. This facility is currently being used to manufacture 20 of our currently marketed products. Although this facility is expected to be sufficient for these products, it will not be suitable for the manufacture of all of the products we intend to develop and manufacture. We will need to scale up our current manufacturing operations significantly. We are in the process of expanding our facilities for manufacturing operations.

     In addition to obtaining the appropriate licenses and permits to build the new facilities, the new manufacturing facilities, once completed, will need to be in compliance with cGMP and inspected. We cannot assure you that such permits, licenses and approvals will be obtained or, if obtained, obtained in time to manufacture additional products as they are approved. Our facilities will be subject to periodic inspections by the FDA and we cannot assure you that the facilities will continue to be in compliance with cGMP or other regulatory requirements. Failure to comply with such requirements could result in significant delays in the development, approval and distribution of our planned products, and may require us to incur significant additional expense to comply with cGMP or other regulatory requirements. We cannot assure you that we will be able to manufacture our products successfully on a commercial scale. Further, we will depend on other companies to manufacture certain of the product candidates under development.

     The DEA also periodically inspects facilities for compliance with security, recordkeeping, and other requirements that govern controlled substances. We cannot assure you that we will be in compliance with DEA requirements in the future.

If we are unable to manage our rapid growth, our business will suffer.

     We have experienced rapid growth of our operations. This growth has required us to expand, upgrade and improve our administrative, operational and management systems, controls and resources. We anticipate additional growth in connection with the expansion of our manufacturing operations, development of our brand products, our marketing and sales efforts for the products we develop, the development and manufacturing efforts for our products and Internet operations. If we fail to manage growth effectively or to develop a successful marketing approach, our business and financial results will be materially harmed.

We face intense competition in the pharmaceutical industry from both brand-name and bioequivalent manufacturers, wholesalers and distributors that could severely limit our growth.

     The pharmaceutical industry is highly competitive and many of our competitors have longer operating histories and greater financial, research and development, marketing and other resources than us. We are subject to competition from numerous other entities that currently operate or intend to operate in the pharmaceutical industry, including companies that are engaged in the development of controlled-release drug delivery technologies and products and other manufacturers that may decide to undertake in-house development of these products. Our bioequivalent products may be subject to competition from competing bioequivalent products marketed by the patent holder. In our pharmaceutical distribution business, we compete with a number of large wholesalers and other distributors of pharmaceuticals. We cannot assure you that we will be able to continue to compete successfully with these companies.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference facilities in New York, New York, or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site on the Internet at http://www.sec.gov. This web site contains reports, proxy and information statements and other information regarding our company and other registrants that file electronically with the SEC.

     We have filed a registration statement on Form S-3 with the SEC covering the shares of common stock being offered by means of this prospectus. We are allowed to "incorporate by reference" the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders sell all the shares:

     1.   Our annual report on Form 10-KSB for the year ended December 31, 1999;

     2. Our quarterly report on Form 10-QSB for the quarter ended March 31, 2000;

     3.   Our current report on Form 8-K filed on May 16, 2000; and

     4. The description of our common stock contained in our registration statement on Form 8-A filed on December 8, 1995, as amended on December 14, 1997.

     You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California 94544, telephone number (510) 471-3600.

     You should rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     In this prospectus, we have made forward-looking statements relating to the future results of our company. These statements are based on our estimates and assumptions and are subject to a number of risks and uncertainties. Forward-looking statements are preceded or followed by the words "anticipates," "believes," "estimates," "expects," "hopes," "targets" or similar expressions.

     Our future results could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If further events and actual performance differ from our assumption, actual results could vary significantly from the performance projected in the forward-looking statements.

     The following important factors, along with those discussed elsewhere in this prospectus, could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements:

     o our ability to combine operations and obtain revenue enhancements and cost savings following the recently completed merger of Impax Pharmaceuticals, Inc. and Global Pharmaceutical Corporation (which formed our company under our new name, Impax Laboratories, Inc.);

     o material adverse changes in economic conditions in the markets served by our company;

     o    material changes in available technology; and

     o the extent, success and overall effects of competition from others in the pharmaceutical markets.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

     The table below sets forth information as of March 31, 2000 with respect to the number and percentage of shares of common stock beneficially owned by each of the selling stockholders and the number of shares being offered for sale by each selling stockholder.

     The selling stockholders, in the aggregate, are offering for sale up to 14,703,979 shares of our common stock. Of these shares, 14,341,657 shares of common stock can be acquired by certain selling stockholders upon their conversion of an aggregate of 170,000 shares of our Series 1-B Preferred Stock owned by them, into an aggregate of 11,341,657 shares of our common stock, and an aggregate of 150,000 shares of our Series 2 Preferred Stock owned by them, into an aggregate of 3,000,000 shares of our common stock. These numbers remain subject to certain antidilution provisions applicable to the Series 1-B and 2 Preferred Stock. The selling stockholders acquired the shares of Series 1-B Preferred Stock, on December 14, 1999 as a result of the merger of Global Pharmaceutical Corporation and Impax Pharmaceuticals, Inc. The selling stockholders acquired the 150,000 shares of Series 2 Preferred Stock from us on March 23, 2000 for a $100 per share purchase price which resulted in an aggregate purchase price of $15 million.

     The remaining 362,322 shares of common stock being offered by certain of the selling stockholders are being offered by former directors of either Global Pharmaceutical Corporation or Impax Pharmaceuticals, Inc. These shares of common stock can be acquired upon the exercise of common stock warrants, which, pursuant to the merger agreement, were issued to these former directors in exchange for their then existing Global Pharmaceutical Corporation or Impax Pharmaceuticals, Inc. common stock options.


                                                      Shares of Common                              Shares of Common
                                                     Stock Beneficially           Number of         Stock Beneficially
                                                     Owned Before this          Shares Being         Owned After this
           Selling Stockholder                            Offering                 Offered               Offering
-----------------------------------------           ------------------------    --------------    ----------------------
                                                     Number(1)       Percent                       Number        Percent
                                                    ----------       -------                      ---------      -------
Chemical Company of Malaysia Berhad......            5,741,154         20.8         2,868,623     2,872,531        10.5
China Development Industrial Bank, Inc...            4,269,357         20.0         4,269,357             0           0
Euroc II Venture Capital Corp............              266,864          1.1           266,864             0           0
Euroc III Venture Capital Corp...........              533,728          2.1           533,728             0           0
Fleming US Discovery Fund III, L.P.......            3,986,452         13.5         1,292,740     2,693,712         9.5
Fleming US Discovery Offshore Fund III, L.P.           638,548          2.1           207,260       431,288         1.5
Multiventure Technologies, Inc...........              200,148            *           200,148             0           0
President (BVI) International Investment
  Holdings, Ltd..........................            4,269,357         14.7         4,269,357             0           0
Tai-I Electric Wire & Cable Co., Ltd.....              333,580          1.3           333,580             0           0
Robert L. Burr(2)........................                5,000            *             5,000             0           0
Philip L. Chapman(3).....................              655,350          2.7            30,000       625,350         2.5
Gary Escandon(4).........................              153,227            *            30,000       123,227           *
Charles Hsiao(5).........................            4,942,974         18.7           100,000     4,842,974        18.4
George F. Keane..........................               73,000            *            65,000         8,000           *
Max L. Mendelson.........................              222,916            *           130,650        92,266           *
John W. Rowe, M.D........................               65,000            *            65,000             0           0
Soo Bin Tan..............................              202,149            *             6,672       195,477           *
Udi Toledano(6)..........................              270,925          1.1            30,000       240,925           *

-----------------

*    less than 1%

(1) The number of shares beneficially owned includes shares issuable upon conversion of Series 1 Preferred Stock, Series 2 Preferred Stock and shares issuable within 60 days upon exercise of outstanding warrants and options.

(2)  Does not include shares beneficially owned by Fleming US Discovery
     Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. Mr. Burr is a director of Fleming Asset Management, a division of Robert Fleming, Inc.

(3) Includes 50,000 shares of common stock owned by a limited partnership of which Mr. Chapman's wife is the sole general partner and 575,350 shares of common stock held by the Frederick R. Adler Intangible Asset Management Trust, of which Mr. Chapman's wife serves as trustee, all of which shares Mr. Chapman disclaims beneficial ownership.

(4) Includes 7,500 shares of common stock owned by the Alvaro P. Escandon Inc. Money Purchase Pension Plan dated 12/1/80, with respect to which Mr. Escandon disclaims beneficial ownership.

(5) Includes 500,370 shares of common stock held in trust for the benefit of John Hsiao's children and 250,185 shares of common stock held in trust for the benefit of Richard Hsiao's children. Does not include 2,601,924 shares of common stock held in the Chiin Hsiao Children Irrevocable Trust, as to which shares Dr. Hsiao does not have voting or dispositive power.

(6) Includes 68,568 shares of common stock owned by Mr. Toledano's wife and 22,529 shares of common stock owned by a trust for the benefit of minor children of Mr. Toledano, all of which shares Mr. Toledano disclaims beneficial ownership.

     During the three years prior to the date of this prospectus, each of the selling stockholders other than Euroc II Venture Capital Corp., Euroc III Venture Capital Corp., Multiventure Technologies, Inc. and Tai-I Electric Wire and Cable Co., Ltd. served or had an individual affiliated with them serve as a director of either of the two companies which merged to form our company. Max L. Mendelsohn also served as Chairman of Global Pharmaceutical Corporation from August 1998 to December 1999, and as its President and Chief Executive Officer from 1995 to 1998. In addition, pursuant to rights granted to them as holders of Series 1 Preferred Stock, Chemical Company of Malaysia Berhad, China Development Industrial Bank, Inc., Fleming US Discovery Fund III, L.P., Fleming US Discovery Offshore Fund III, L.P., and President (BVI) International Investment Holdings, Ltd. have designated an individual who is serving as a director of our company as of the date of this prospectus.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling stockholders. We will pay all costs, expenses and fees in connection with this registration, except that the selling stockholders will pay underwriting discounts and selling commissions, if any. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. When we refer to the "selling stockholders" in this prospectus, that term includes donees and pledgees selling shares of common stock under this prospectus which were received from the selling stockholders.

         The selling stockholders may sell their shares at various times in one or more of the following transactions:

     o on the Nasdaq SmallCap Market (or any other exchange on which the shares may be listed);

     o    in the over-the-counter market;

     o    in negotiated transactions other than on such exchange;

     o    by pledge to secure debts and other obligations;

     o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

     o    in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may sell shares directly or may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. This compensation may be in excess of customary commission.

     The selling stockholders may also sell all or a portion of their shares under Rule 144 under the Securities Act of 1933 (the "Securities Act"), or may pledge shares as collateral for margin accounts. These shares could then further be resold pursuant to the terms of such accounts.

     Under certain circumstances, the selling stockholders and any broker-dealers that participate in the distribution might be deemed to be "underwriters" within the meaning of the Securities Act and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

     Because the selling stockholders may be deemed to be "underwriters" under the Securities Act, the selling stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of their shares, the selling stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Securities Exchange Act of 1934 (the "Exchange Act") or Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until such person's participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Act or Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act, disclosing the following:

     o the names of the selling stockholders and of the participating broker-dealer(s);

     o    the number of shares involved;

     o    the price at which such shares were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     o    other facts material to the transaction.

     In addition, if we are notified by the selling stockholders that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     The selling stockholders may be entitled under agreements entered into with us to indemnification from us against liabilities under the Securities Act.

     In order to comply with certain state securities laws, if applicable, these shares of common stock will not be sold in a particular state unless they have been registered or qualified for sale in that state or any exemption from registration or qualification is available and complied with.

                                  LEGAL MATTERS

     An opinion will be delivered by Blank Rome Comisky & McCauley LLP, Philadelphia, Pennsylvania, to the effect that the shares of our common stock issuable upon the conversion of the Series 1-B and 2 Preferred Stock and the exercise of the Warrants have been duly and validly authorized and, subsequent to the conversion of the Series 1-B and 2 Preferred Stock and in the case of the Warrants, payment of the exercise price therefor, will be legally issued, fully paid and nonassessable.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Our corporation is organized under the laws of the State of Delaware.
Section 145 of the Delaware General Corporation Law (the "DGCL"), in general, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any lawsuit or proceeding (other than an action by or in the right of that corporation) due to the fact that such person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation or entity. A corporation is also allowed, in advance of the final disposition of a lawsuit or proceeding, to pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending the action, as long as the person undertakes to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. In addition, Delaware law allows a corporation to indemnify these persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any of them in connection with the lawsuit or proceeding if (a) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A Delaware corporation also can indemnify its officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that judicial approval is needed to indemnify any officer or director who is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any such action, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection with this action. The indemnification provided by Delaware law is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's own organizational documents, agreements or otherwise.

     As permitted by Section 145 of the DGCL, Section TWELFTH of our Certificate of Incorporation (our "Certificate") provides that we will indemnify each person who is or was our director, officer, employee or agent (including the heirs, executors, administrators or estate of these individuals) or is or was serving at our request as a director, officer, employee or agent of another entity, to the fullest extent that the law permits. This indemnification is exclusive of any other rights to which any of these individuals otherwise may be entitled. The indemnification also continues after a person ceases to be a director, officer, employee or agent of our company and inures to the benefit of the heirs, executors and administrators of these individuals. Expenses (including attorneys' fees) incurred in defending any lawsuit or proceeding are also paid by us in advance of the final disposition of these lawsuits or proceedings after we receive an undertaking from the indemnified person to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by us. Section ELEVENTH of our Certificate further provides that our directors are not personally liable to us or our stockholders of monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of his or her duty of loyalty to us or our stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which deals with unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which he or she derived an improper personal benefit. Our By-laws also provide that, to the fullest extent permitted by law, we will indemnify any person who is a party or otherwise involved in any proceeding because of the fact that he or she is or was a director or officer of our company or was serving at our request.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to any of these foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution

     The following table sets forth the company's estimates (other than of the SEC registration fee) of the expenses in connection with the issuance and distribution of the shares of common stock being registered:

     SEC registration fee......................................    $24,261.57
     Legal fees and expenses...................................    $15,000
     Accounting fees and expenses..............................    $ 5,000
     Miscellaneous expenses....................................    $ 2,000
                                                                   -------
             Total:............................................    $46,261.57

None of these expenses are being paid by the selling stockholders.

Item 15.  Indemnification Of Directors And Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, Section TWELFTH of the Company's Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, bot as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Section ELEVENTH of the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The By-laws of the Company provide that, to the fullest extent permitted by applicable law, the Company shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the Company or was serving at the request of the Company.

Item 16.  Exhibits

Exhibit
Number   Description of Document
------   -----------------------

2 Agreement and Plan of Merger, dated as of July 26, 1999, between Global Pharmaceutical Corporation and Impax Pharmaceuticals, Inc. (1)

3.1      Restated Certificate of Incorporation of the Company. (2)

3.2      By-laws of the Company. (2)

3.3 Form of the Certificate of Amendment of Restated Certificate of Incorporation of Global Pharmaceutical Corporation. (1)

3.4 Certificate of Designations of Series 1-A Convertible Preferred Stock and Series 1-B Convertible Preferred Stock. (1)

3.5      Certificate of Designations of Series 2 Convertible Preferred
         Stock. (4)

4.1 Specimen Certificate of the Company's Common Stock, par value $.01 per share. (1)

5.1      Opinion of Blank Rome Comisky & McCauley LLP.

9.1 Form of Stockholders' Agreement, dated as of December 14, 1999, between Global Pharmaceutical Corporation and certain stockholders. (1)

10.1 Stock and Warrant Purchase Agreement, dated March 2, 1999, between the Company and Fleming US Discovery Fund III, L.P. (3)

23.1     Consent of PricewaterhouseCoopers LLP.

24.1     Power of Attorney (included on signature page).

27       Financial Data Schedule. (4)

99.1 Court Order issued May 25, 1993 by the United States District Court for the Eastern District of Pennsylvania against Richlyn Laboratories,
         Inc. (2)

99.2 Form of Escrow Agreement, dated as of December 14, 1999, among Global Pharmaceutical Corporation , Continental Stock Transfer and Trust Company, as escrow agent, Charles Hsiao, Ph.D. and Larry Hsu, Ph.D., in the capacity of the selling stockholder's agents, and each of the selling stockholders of Impax. (1)

----------------------

(1) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registration Statement on Form S-4
      (File No. 333-90599).

(2) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Registration Statement on Form SB-2 (File No. 33-99310-NY).

(3) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-3 (File No. 333-81883).

(4) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Annual Report on Form 10-KSB for the year 1999.

Item 17.  Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
          Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective by the Securities and Exchange Commission.

          (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania on June 29, 2000.

                                        IMPAX LABORATORIES, INC.


                                        By:  /s/ Barry R. Edwards
                                             -----------------------------------
                                             Barry R. Edwards,
                                             Co-Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barry R. Edwards, his true and lawful attorney-in-fact and agent with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on June 29, 2000 in the capacities indicated.

Name                                    Title
----                                    -----

/s/ Barry R. Edwards                    Co-Chief Executive Officer and Director
-----------------------------------
Barry R. Edwards

/s/ Charles Hsiao, P.h.D.               Chairman, Co-Chief Executive Officer and Director
-----------------------------------
Charles Hsiao, P.h.D.

/s/ Larry Hsu, P.h.D.                   President, Chief Operating Officer and Director
-----------------------------------
Larry Hsu, P.h.D.

/s/ David J. Edwards                    Director
-----------------------------------
David J. Edwards

/s/ Nigel Fleming                       Director
-----------------------------------
Nigel Fleming

/s/ Brian Keng
-----------------------------------     Director
Brian Keng

-----------------------------------     Director
Jason Lin

/s/ Michael Markbreiter                 Director
-----------------------------------
Michael Markbreiter

-----------------------------------     Director
Oh Kim Sun

                                  EXHIBIT INDEX

Exhibit
 Number  Description of Document
-------  -----------------------
    2 Agreement and Plan of Merger, dated as of July 26, 1999, between Global Pharmaceutical Corporation and Impax Pharmaceuticals, Inc.(1)

   3.1   Restated Certificate of Incorporation of the Company.(2)

   3.2   By-laws of the Company.(2)

   3.3 Form of Certificate of Amendment of Restated Certificate of Incorporation of Global Pharmaceutical Corporation.(1)

   3.4 Certificate of Designations of Series 1-A Convertible Preferred Stock and Series 1-B Convertible Preferred Stock.(1)

   3.5   Certificate of Designations of Series 2 Convertible Preferred
         Stock.(4)

   4.1 Specimen Certificate of the Company's Common Stock, par value $0.01 per share.(1)

   5.1   Opinion of Blank Rome Comisky & McCauley LLP.

   9.1 Form of Stockholders' Agreement, dated as of December 14, 1999, between Global Pharmaceutical Corporation and certain stockholders.(1)

  10.1 Stock and Warrant Purchase Agreement, dated March 2, 1999, between the Company and Fleming US Discovery Fund III, L.P.(3)

  23.1   Consent of PricewaterhouseCoopers LLP.

  24.1   Power of Attorney (included on signature page).

   27    Financial Data Schedule.(4)

  99.1 Court Order issued May 25, 1993 by the United States District Court for the Eastern District of Pennsylvania against Richlyn Laboratories, Inc.(2)

  99.2 Form of Escrow Agreement, dated as of December 14, 1999, among Global Pharmaceutical Corporation, Continental Stock Transfer and Trust Company, as escrow agent, Charles Hsiao, Ph.D. and Larry Hsu, Ph.D., in the capacity of the selling stockholders' agents, and each of the selling stockholders of Impax.(1)

---------------------

(1) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registration Statement on Form S-4 (File No. 333-90599).

(2) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Registration Statement on Form SB-2 (File No. 33-99310-NY).

(3) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-3 (File No. 333-81883).

(4) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Annual Report on Form 10-KSB for the year 1999.